Exhibit 10.4

House Lease Agreement No.: [*]

Lessor (hereinafter “Party A”)
Name: Chongqing Heqiban Enterprise Management Consulting Co., Ltd.
Authorized Representative: [*]
Unified Social Credit Code / ID No.: [*]
Taxpayer Status: [*]
Address: Building 2-3-1, No. 333 Donghu South Road, Tiangongdian Sub-district, Liangjiang New Area, Chongqing, China

Lessee (hereinafter “Party B”)
Name: Chongqing Haoyu Qin Culture & Media Co., Ltd.
Authorized Representative: Zhong Jia
Unified Social Credit Code / ID No.: [*]
Taxpayer Status: [*]
Address: [*]

Article 1 Location and Use of the Leased Premises

Party A agrees to lease to Party B Unit 2501, Building 2, Evergrande–Zhongyu Plaza, No. 90 Hongjin Avenue, Longxi Sub-district, Yubei District, Chongqing (hereinafter “the Premises”). The Premises are delivered in a fully fitted-out condition with furniture for Party B’s office use only. (All descriptions are subject to the Real-Estate Ownership Certificate or other applicable legal instruments.)

Article 2 Lease Term

The lease term is twenty-four (24) months, from 21 June 2024 to 20 June 2026.
Handover date: 11 June 2024.
Rent-free period: from ____ ____ ____ to ____ ____ ____. During the rent-free period Party B shall pay no rent, but shall bear all actual operating charges, including but not limited to property-management fees, water, electricity and shared energy costs.

Article 3 Rent, Property-Management Fees and Invoicing

1.	Rent: RMB Thirty-Six Thousand Only (¥36,000.00) per month, inclusive of property-management fees and taxes. First payment of rent: RMB One Hundred Eight Thousand Only (¥108,000.00).

2.	Payment method: Rent is invoiced and payable every three (3) months. Party B shall pay by cash or bank transfer. Upon confirmation of receipt, Party A shall issue a VAT ordinary invoice to Party B.

3.	Payment schedule: The first rent instalment is due upon signing this Agreement; each subsequent instalment is payable 15 days before the previous instalment expires.

4.	Rent escalation: Beginning in the ____ year (inclusive), the monthly rent shall increase by ____ % per annum.

5.	Other charges: All charges other than rent and property-management fees—including but not limited to water, electricity, air-conditioning/ heating—shall be borne by Party B on an actual-use basis. Party A merely collects and remits these amounts and, as they are not Party A’s income, will not issue separate invoices but will provide photocopies of the master invoice from the property-management company, receipts and allocation sheets, which Party B accepts as valid accounting vouchers.

Rent Schedule

Lease Year	Period	Monthly Rent (¥)	Quarterly Rent (¥)	Annual Rent (¥)
Year 1	21 Jun 2024 – 20 Jun 2025	36,000.00	108,000.00	432,000.00
Year 2	21 Jun 2025 – 20 Jun 2026	36,000.00	108,000.00	432,000.00

Article 4 Security Deposit

1.	Party B shall pay a security deposit of RMB Thirty-Six Thousand Only (¥36,000.00) to Party A no later than 11 June 2024. Party A shall issue a deposit receipt, which Party B must keep safely; the original receipt is the sole voucher for refund. Provided Party B has settled all charges and the Premises and facilities are intact (normal wear and tear excepted), Party A shall refund the deposit within five (5) working days after lease expiration, without interest.

2.	If Party B breaches the Agreement causing Party A to be unable to collect rent on time or if Party B fails to pay due charges, the deposit shall not be refunded and may not be offset against any outstanding amounts.

Article 5 Rights and Obligations of the Parties

1.	Party A warrants it holds valid title to the Premises and the right to lease them; any loss arising from title defects shall be borne by Party A.

2.	Party A and the property-management company shall ensure structural safety, cleanliness of common areas, and proper functioning of shared facilities. Party A shall repair any facility it provides within three (3) working days after receiving Party B’s notice, or within one (1) working day if the fault affects Party B’s normal operations.

3.	Party B shall keep the interior clean, perform routine maintenance and replace consumables at its own cost.

4.	Party A or the management company may, with prior notice, enter the Premises for inspection or repairs; in emergencies (e.g., fire, burst pipe) they may enter without notice and take reasonable measures, for which Party A bears no liability for Party B’s losses.

5.	Damage caused by Party B’s intent or improper use shall be repaired or compensated by Party B; normal wear is Party A’s responsibility.

6.	Party B shall not alter the structure or purpose of the Premises without Party A’s written consent and shall not store prohibited, flammable or explosive items.

7.	With Party A’s written consent, Party B may sublet or sub-divide the Premises.

8.	If Party B is in arrears of rent for more than 15 days or of utilities/fees for more than two months, Party A may repossess the Premises and terminate this Agreement.

9.	Either party wishing to terminate early must give the other three (3) months’ written notice and obtain consent; rent and deposit shall be settled on a pro-rata basis at move-out.

Article 6 Modification, Termination and Expiry

1.	This Agreement terminates automatically on lease expiry.

2.	Party A may terminate the Agreement if Party B mortgages the Premises without consent or engages in illegal activities therein.

3.	Renewal: Party B shall apply in writing three months before expiry; under equal conditions Party B has priority to renew and the rent shall be negotiated with reference to market rates.

4.	Party A may lawfully transfer ownership; after transfer this Agreement remains binding on the new owner and Party B, and Party B enjoys a right of first refusal under equal conditions.

Article 7 Breach and Exemption

1.	If Party B terminates early without the notice in Article 5(9) and Party A’s consent, all paid rent and deposit are non-refundable.

2.	For rent overdue ≤ 15 days, Party B shall pay immediately; if > 15 days, Party A may terminate and retain the deposit, or, if not terminating, charge a penalty of 0.2 % of the overdue amount per day.

3.	If Party A transfers or terminates the lease without notifying Party B, causing non-performance, Party A shall bear resulting losses.

4.	Neither party is liable for non-performance caused by force majeure.

Article 8 Miscellaneous

1.	This Agreement is governed by the laws of the People’s Republic of China. Disputes unresolved by negotiation may be submitted to the competent People’s Court at the place of performance.

2.	Party A shall cooperate in issuing valid rental invoices; related taxes are borne by Party A.

3.	Matters not covered shall be settled by a written supplementary agreement signed by both parties, which has equal legal force.

4.	Service of notices shall be effected at the addresses stated herein; delivery is deemed on actual arrival.

Article 9 Counterparts

This Agreement is executed in two (2) originals, one for each party, both having equal legal effect.

Party A (Seal): ________  Date: 11 Jun 2024

Party B (Seal): ________  Date: 11 Jun 2024

Bank Details of Party A

Account Name: Chongqing Heqiban Enterprise Management Consulting Co., Ltd.
Account No.: ________
Bank: China Merchants Bank Co., Ltd., Chongqing North New Area Branch

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